                                                                EXHIBIT 99(s)

                [UNIVERSITY NATIONAL BANK & TRUST COMPANY LOGO]
                      "A DIFFERENT EXPERIENCE IN BANKING"
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              THURSDAY MAY 7, 1992
                                   4:30 P.M.

To the Shareholders:

        The Annual Meeting of Shareholders of University National Bank & Trust Company, a national banking association (the "Bank"), will be held at the Bank, 250 Lytton Avenue, Palo Alto, California, on Thursday, May 7, 1992, at 4:30 p.m. for the following purposes:

 1.   To elect Directors;
 2. To amend the Bank's Stock Option Plan to provide for the granting of options thereunder until January 23, 2002 and to increase the number of shares reserved thereunder from 280,320 shares to 330,320 shares;

 3.   To approve the adoption of the Bank's Outside Directors Stock Option Plan;
and

 4.   To transact such other business as may properly come before the meeting.

        The names of the Board of Directors' nominees to be Directors of the Bank are set forth in the accompanying Proxy Statement and are herein incorporated by reference.

        The Bylaws of the Bank provide for the nomination of Directors in the following manner:

        Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Bank entitled to vote for the election of Directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the Chief Executive Officer of the Bank not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of Directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chief Executive Officer of the Bank not later than the close of business on the seventh day following the day on which the notice was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the inspector of elections shall disregard all votes cast for each such nominee.

        Only shareholders of record at the close of business on March 18, 1992, are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ CARL J. SCHMITT
                                          CARL J. SCHMITT,
                                          Chairman of the Board

Palo Alto, California
March 30, 1992

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

                [UNIVERSITY NATIONAL BANK & TRUST COMPANY LOGO]
                      "A DIFFERENT EXPERIENCE IN BANKING"
                                PROXY STATEMENT
                    INFORMATION CONCERNING THE SOLICITATION

        The enclosed Proxy is solicited on behalf of the Board of Directors of University National Bank & Trust Company, a national banking association (the "Bank"), for use at the Annual Meeting of Shareholders to be held at the Bank, 250 Lytton Avenue, Palo Alto, California at 4:30 p.m. on Thursday, May 7, 1992. Only shareholders of record on March 18, 1992, will be entitled to vote. At the close of business on that date, the Bank had outstanding 1,274,806 shares of its $2.50 par value Common Stock (the "Common Stock"). Unless otherwise specified, all references herein to the par value of the Common Stock, outstanding shares of the Common Stock, shares beneficially owned, options held, exercise prices of options, or otherwise referring to ownership of the Common Stock, reflect the two-for-one stock split that was approved by the Bank's shareholders on November 2, 1989.

        Shareholders of Common Stock are entitled to one vote for each share held, except that, in the election of Directors, each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by him or her multiplied by the number of Directors to be elected, and he or she may cast all of his or her votes for a single candidate or may distribute his or her votes among any or all of the candidates as he or she chooses.

        Any person giving a proxy in the form accompanying this statement has the power to revoke or suspend it prior to its exercise. It is revocable prior to the meeting by an instrument revoking it or by a duly executed proxy bearing a later date, delivered to the Secretary of the Bank. It is suspended if the shareholder is present at the meeting and elects to vote in person. If the shareholder does not specify otherwise, such shares will be voted (i) in favor of the nominees named herein for election as Directors (and, in the proxy holders' discretion, such shares may be voted cumulatively as the proxy holder deems appropriate so as to maximize the number of named nominees that are elected), (ii) in favor of the proposal to amend the University National Bank & Trust Company's 1980 Stock Option Plan to provide for the granting of options thereunder until January 23, 2002 and to increase the number of shares reserved thereunder from 280,320 shares to 330,320 shares, (iii) in favor of the proposal to approve the adoption of the University National Bank & Trust Company Outside Directors Stock Option Plan, and (iv) at the proxy holders' discretion, on such other matters, if any, which may come before the meeting (including any proposal to adjourn the meeting).

        The Bank will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some officers, Directors and regular employees of the Bank may (without additional compensation) solicit proxies by telephone or personal interview, the cost of which the Bank will bear.

        March 30, 1992 is the approximate date on which this Proxy Statement and form of Proxy were first sent or given to shareholders.

Principal Shareholders

 As of March 18, 1992, no persons are known to the Bank to own beneficially more than five percent (5%) of the outstanding shares of its Common Stock with the exception of the following (each of whom has voting power as to shares indicated):

                             Relation-                       Amount                     Percent of Class
Name &                       ship with                    Beneficially                    Beneficially
Address                         Bank                          Owned                           Owned
- -------                     -----------                   ------------                  ----------------
Carl J. Schmitt(1)          Chairman &                  79,595 Shares(2)                   6.14%
521 Fanita Way              Chief Executive
Menlo Park, CA  94025       Officer

Robert A. Schmitt(1)        Shareholder and             68,502 Shares                      5.28%
48 Encino Road              Director
Atherton, CA  94025         Emeritus

- ----------

(1)      Carl J. Schmitt is the son of Robert A. Schmitt.

(2)      Includes options presently exercisable for 13,200 shares.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The Bylaws of the Bank provide a procedure for nomination for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Nominations not made in accordance therewith may, in his discretion, be disregarded by the Chairman of the Meeting and, upon his instruction, the inspector of elections shall disregard all votes cast for such nominee(s).

         The Bylaws of the Bank provide that the Board of Directors may fix the number of Directors at any number between five (5) and twenty- five (25),
inclusive.   The Board of  Directors, pursuant to  its authority,  has set  the number of Directors at ten (10) and all ten (10) Directors are to be elected at this meeting to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. Unless otherwise cumulatively voted so as to maximize the number of recommended nominees elected, all proxies will be voted for the election of the ten (10) nominees recommended by the Board of Directors, unless authority to vote for
the  election of Directors or  any Director  is withheld.   All of the
nominees are incumbent  Directors of the Bank.   If any of  the nominees should
unexpectedly decline or be unable to act as a Director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

         The table on the following page sets forth information with respect to each person nominated for election as a Director and all Directors and Executive Officers as a group. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table.

                                                                         Number of
                                                                         Shares of
                                                                        Common Stock          Percent
                                                                        Beneficially          of Total
                                                                        Owned as of          Outstanding
Name                  Age     Position             Since                  3/18/92            Common Stock
- ----                  ---     --------          ------------         -----------------       ------------
Lawrence A.           47      Director             1991                    1,500 (1)          0.12%
  Aufmuth
Thomas R. Brown       54      Director             1991                      500               0.04
Linda R. Meier        51      Director             1979                   26,138 (2)           2.01
Betsy J.              39      Director             1991                      300               0.02
  Morgenthaler
J. Boyce Nute         55      Director             1986                    2,727 (3)           0.21
George G. C.          52      Director             1986                    4,650               0.36
  Parker
William A. Preston    55      Director             1979                   19,384 (4)           1.49
Leslie M. Quist       39      Director             1984                    2,200               0.17
Carl J. Schmitt       57      Chairman &           1979                   79,595 (5)           6.14
                              Chief Exec. Officer
Leonard Ware          64      Director             1979                   20,048 (6)           1.55


All Current                                                              210,699 (7)          16.24%
Directors and
Executive Officers
of the Bank as a
Group (14 persons)

- -------------------

(1)      Held in an individual retirement account ("IRA").

(2) Includes beneficial ownership of 5,000 shares owned of record by the Meier Family Trust, of which Linda R. Meier is co-trustee.

(3)      Includes 245 shares held in an IRA and 244 shares held in spouse's
         IRA.

(4)      Includes 2,646 shares held in a KEOGH account.

(5) Includes 17,130 shares in the Bank's Profit Sharing Plan, 2,961 shares held in an IRA, 708 shares held in a 401(k) Plan, and options presently exercisable for 13,200 shares.

(6) Includes 6,400 shares owned of record by the Ware Family Trusts, of which Leonard Ware is co-trustee and 6,324 shares owned by spouse.

(7) Includes 28,497 shares held in the Bank's Profit Sharing Plan, 4,706 shares held in IRA accounts, 2,646 shares held in a KEOGH account, 6,707 shares in 401(k) Plans, options presently exercisable for 25,000 shares, and 8,500 shares held in a trust of which an executive officer is co-trustee.

         No Director of the Bank holds directorships in other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, except William A. Preston, who is also a Director of Pacific Scientific Company, and Thomas R. Brown, who is a Director of Hexcel Corporation and of Fortis Corporation.

         The principal occupation of each nominee during the past five years is as follows:

         Lawrence A. Aufmuth is an attorney and has been a partner in Aufmuth, Fox & Baigent since June, 1988. From July, 1971 to June, 1988, he was with Ware & Freidenrich.

         Thomas R. Brown has been Chairman of the Board of California Casualty Management Company since 1978, and Chairman of the Board of
California Casualty   Indemnity  Exchange,   California Casualty   Insurance
Company,  California Casualty &   Fire  Insurance   Company   and California
Casualty General Insurance Company since 1978. Since 1972, he has been Director and Vice President of California Casualty & Life Insurance Co.

         Linda R. Meier has been a member  of the Board of Directors of
Stanford University Hospital since 1978.   She is Vice President of  the Board
of Trustees of Stanford University, having joined the Board in 1984. Mrs. Meier is a Co-Chairperson of the Stanford Centennial Campaign.

         J. Boyce Nute has been Chairman, President and Chief Executive Officer of Mayfield Publishing Company (formerly National Press Publishing
Corporation)  since  1985.   From 1971  to 1985  Mr. Nute was  President and
Chief Executive  Officer of  National Press  Publishing Corporation.

         Betsy J. Morgenthaler has been a partner of Jaeger Vineyards since 1973 and a partner of Rutherford Hill Winery since 1975. She is on the Board of Achievement Rewards for College Scientists, Northern California Chapter, and serves on the Stanford University Hospital Development Council, Stanford University Hospital Development and Public Affairs Committee and the Advisory Committee of the Center for Economic Policy Research.

         George G. C. Parker is Professor of Management (Teaching) and Director of the Financial Management Program at the Graduate School of Business at Stanford University. Mr. Parker also provides consulting services to various corporations and banks regarding financial management and strategy. In addition, he is a member of the Board of Managers (Trustees) of Haverford College, Haverford, Pennsylvania.

         William A.  Preston is Chairman and Chief Executive Officer  of APM,
Inc., Palo Alto, California.   Mr. Preston has been associated with this
company, which is engaged in the manufacture of plastic products, since 1969.

         Leslie M.  Quist was Assistant  Vice President, Corporate  Banking,
Wells Fargo  Bank, from January,  1979 to  November 1983.   She is a member of
St. Luke's Hospital Junior Auxiliary of San Francisco and a Board member of the Woodside School Foundation.

         Carl L. Schmitt has  been Chairman  and Chief Executive  Officer of
the  Bank since  its organization in  1979.   Mr. Schmitt was  self- employed
as a banking consultant from 1978 to 1979 and was Superintendent of Banks of the State of California from 1975 to 1978.

         Leonard Ware was a partner with Ware & Freidenrich, A Professional
Corporation, a law firm in Palo Alto, from 1969 to 1981.   Currently, he is Of
Counsel to that firm.

Committees of the Board of Directors

         The Board of Directors of the Bank has established an Audit Committee and a Compensation Committee. The members of the Audit Committee are J. Boyce Nute as Chairperson, Lawrence A. Aufmuth, George G. C. Parker, and Betsy Morgenthaler. The members of the Compensation Committee are William A. Preston, as Chairperson, Linda R. Meier, and Lawrence A. Aufmuth.

         The  Audit Committee met  four times  during 1991.   The functions of
the Audit committee are to recommend the appointment of and to oversee a firm of independent public accountants, whose duty it is to audit the books and records of the Bank for the fiscal year for which they are appointed, to monitor and analyze the results of the internal and regulatory examinations, and to monitor the Bank's financial and accounting organization and financial reporting.

         The Compensation Committee met once during 1991. The function of the Compensation Committee is to make recommendations to the Board of Directors regarding the compensation of the Executive Officers of the Bank. The Board of Directors makes the final decision regarding such matters.

         The Bank does not have a nominating committee. The Board of Directors of the Bank performs the function of a nominating committee.

         The full Board of Directors had six regular meetings and one special meeting during 1991.

         In 1991 all incumbent Directors of the Bank attended at least 75% of the meetings of the Board of Directors and the meetings of all committees, including the Audit and Compensation Committees, on which each Director serves.

                     Remuneration of Officers and Directors

         The following table sets forth the aggregate remuneration during the fiscal year ended December 31, 1991 of the Executive Officers of the Bank whose remuneration exceeded $60,000, and of all Executive Officers as a group:

                                                                         Cash and Cash Equivalent
                                                                          Forms of Remuneration
                                                    -----------------------------------------------------------
                                                                        Securities or
                                                                        Property,            Aggregate
                                                    Salaries, Fees,     Insurance            of
Names of                                            Directors' Fees,    Benefits or          Contingent
Individuals                                         Commissions         Reimbursement        Forms of
or Number of              Capacities in             and                 and Personal         Remuner-
Persons in Group          Which Served              Bonuses             Benefits             ation
- -----------------         ---------------           ---------------     -----------------    -----------
Carl J. Schmitt           Chairman of the              $378,433.93      $9,363.70            $22,877.59
                          Board and Chief
                          Executive Officer

Gayle A. Anderson         Executive Vice               $173,981.90      $2,838.24            $26,714.24
                          President and Chief
                          Financial Officer

David R. Hood             Executive Vice               $115,650.68      $6,409.92            $12,724.55
                          President and
                          Senior Lending
                          Officer

Hall Palmer               Executive Vice               $173,903.78      $6,409.92            $26,705.14
                          President and
                          Senior Trust
                          Officer

All Executive                                        $1,118,075.30     $29,671.82            $90,321.52
Officers as a
Group (5 persons)(1)

- ----------
(1) Reflects remuneration of Herbert C. Foster while serving as an Executive Officer in 1991.

         Non-management directors of the Bank were reimbursed during 1991 at the rate of $1,000 per month. The total compensation paid to all non-management directors in 1991 was $101,500.

Profit Sharing Plan

         Effective as of January 1, 1981, the Bank adopted the Employees' Profit Sharing Plan, which was most recently amended and restated in its entirety effective January 1, 1988, as the University National Bank & Trust Company Employees' Profit Sharing and Tax Deferred Savings Plan (as so amended, the "Profit Plan"). A First Amendment to the Profit Plan was adopted by the Bank on June 26, 1989.

         Each employee  of the Bank  becomes eligible to participate  in the
Profit  Plan beginning January 1 following  his date of hire.   Each eligible
employee is permitted to contribute  a specified percentage of his compensation on a pre-tax basis to the Profit Plan. Such pre-tax contributions may not be less than 1% of an employee's compensation, nor more than the maximum percentage specified in advance by the Bank. The annual amount of an employee's pre-tax contributions may not exceed the
maximum amount  permitted by law.   The annual limit for  1992 is $8,728.  In
addition to this annual limit, the pre-tax contributions of highly compensated employees, as defined in the Internal Revenue Code of 1986, as amended (the "Code") may be effectively limited to a lesser amount so that the Profit Plan will comply with the requirements of section 401(k) of the Code. All pre-tax contributions to the Plan are fully vested and non-forfeitable at all times.

         The Bank may make discretionary contributions to the Profit Plan for each fiscal year in an amount determined by the Board of Directors. Such discretionary contributions may not exceed the amount which is deductible for federal income tax purposes, generally 15% of the total compensation paid to all employees participating in the Profit Plan during the fiscal year less the aggregate amount of employees' pre-tax contributions
for the  year.   Discretionary  Bank contributions  to the  Profit Plan,  and forfeitures resulting from employees who terminate employment with the Bank when less than 100% vested, are allocated among eligible employees who work at least 1,000 hours for the Bank during the calendar year and are still employed on the last day of the year, or who have died or retired during the
year.   The Bank's discretionary contributions and  forfeitures are  allocated to eligible participants' accounts in accordance with a formula that takes into account each participant's total compensation and social security wages for the year.

         All discretionary Bank contributions and forfeitures allocated to an employee under the Profit Plan become fully vested when the employee reaches age 65 or dies or becomes totally disabled. If an employee terminates employment before reaching age 65 for any reason other than death or total disability, discretionary Bank contributions and forfeitures allocated to him under the Profit Plan vest at a rate of 20% for each year in which the employee works at least 1,000 hours for the Bank, beginning with the second such year.

         Amounts allocated to an employee's pre-tax contribution and discretionary Bank contribution accounts under the Profit Plan are invested in the Bank's Common Stock, the General Fund of investments selected by the trustee of the Profit Plan, and the Secured Deposit Fund, in such proportions
as the employee elects.   An employee may change his investment election as to
future contributions in January of each year.   Each employee is entitled to
instruct the trustee with respect to voting and, in the event of a tender offer for the Bank's Common Stock, tendering the shares of the Bank's Common Stock that are credited to the employee's accounts under the Profit Plan.

         Generally, payment to an employee of his vested interest in the Profit Plan commences after the next year-end valuation following the
employee's termination of employment with the Bank.   Payment is made either in
a lump sum or in equal installments over a  period not exceeding ten  years.
An employee may make withdrawals from the vested portions of his pre-tax contribution and discretionary Bank contribution accounts because of financial hardship whether or not he has terminated employment. In addition, a fully vested employee who has reached age 59-1/2 may withdraw up to his entire interest in the Profit Plan at any time.

         During 1991, there were no distributions to the Bank's Executive Committee pursuant to the Profit Plan. As of December 31, 1991, the vested amount in the Profit Plan with respect to the five Executive Officers, including Herbert Foster who resigned from the Bank in July, 1991, was $945,495.31. In February, 1992, $218,396.48 was distributed to Herbert Foster.

Interest of Management and Others in Certain Transactions

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and which, in the opinion of the Bank's management, do not involve a greater risk of collectibility. Furthermore, it is the Bank's policy to preclude its Executive Officers from borrowing from the Bank and any loan to a Director must be approved by the entire Board of Directors.

         At no time since January 1, 1991 has the Bank had any outstanding aggregate extensions of credit to individual Bank Directors, Executive Officers, principal shareholders, or their associates, exceeding ten percent (10%) of the equity capital of the Bank.

         Mr. Leonard Ware, a Director of the Bank,  is Of Counsel to Ware &
Freidenrich, A  Professional Corporation, counsel to the Bank.   Such firm
provides legal services to the Bank at rates not in excess of the standard
hourly rates of the firm.   Such services include preparation of certain
documents filed with the Comptroller of the Currency, employee profit sharing and equity participation plans, general litigation, and real estate matters.

                PROPOSAL NO. 2 - AMENDMENTS OF STOCK OPTION PLAN

         The Board of Directors and management of the Bank are proposing to amend the University National Bank & Trust Company Stock Option Plan, as amended (the "Option Plan"), to provide that options may be granted thereunder until January 23, 2002, and to increase the number of shares reserved thereunder by 50,000 shares, to a total of 330,320 shares. Without these amendments, the Bank will not be able to grant any more options because the Option Plan will have expired by the date of the annual meeting.

         These amendments to the Option Plan must be approved by the affirmative vote of a majority of the outstanding shares of the Bank's Common Stock. The Board of Directors and the management of the Bank believe that the proposed amendments to the Option Plan are important with respect to retaining the qualified employees essential to the success of the Bank. Therefore, the Board of Directors and management of the Bank recommend a vote "FOR" this proposal.

Description of the Option Plan

         1. General Background. In 1980, the Bank adopted the Option Plan which set aside 42,000 (pre-split) shares of the Common Stock for options which may be granted to key, full-time salaried officers and employees of the Bank. Non-employee Directors of the Bank may not be granted options. The Option Plan was amended in 1982 with the approval of the Bank's shareholders to permit the Bank to grant incentive stock options (as defined in the Internal Revenue Code) as well as nonqualified stock options. The Option Plan was amended in 1984, in 1986, and in 1988 with the approval of the Bank's shareholders to increase the number of shares reserved under the Option Plan to a total of 130,160 (pre- split) shares. As a result of the two-for-one stock split approved by the Bank's shareholders on November 2, 1989, the share reserve doubled to 260,160 shares. The Option Plan was amended in 1990 with the approval of the Bank's shareholders to increase the number of shares reserved under the Option Plan to 280,320.

         In January 1987, in accordance with the terms of the Option Plan, the Board of Directors made minor amendments to the Option Plan to incorporate changes required by the Tax Reform Act of 1986 for incentive
stock  options.   Such amendments  are reflected in  the following discussion of the Option Plan.

         As of March 18, 1992, options to purchase 286,088 shares have been granted under the Option Plan and grants for 36,915 have expired unexercised. Options to purchase 96,173 shares have been exercised and there are currently options outstanding to purchase 153,000 shares, at option prices ranging from $7.50 to $32.50 per share and which will expire at various times from 1992 to 2002. Accordingly, 950 shares remain available for grant pursuant to the Option Plan. If the proposed amendments to the Option Plan are adopted, the number of shares available for grant will be increased to 50,950.

         2.      Summary of Provisions.   The exercise price of all options
granted under the Option Plan must be not less than the fair market value of the Bank's Common Stock on the date the option is granted; provided, however, the exercise price for any employee (a "Ten Percent Owner Employee") owning stock possessing ten percent (10%) or more of the total combined voting power of all stock of the Bank must be one hundred ten percent (110%) of the fair market value of the shares on the grant date. The fair market value of the stock for which an employee may be granted incentive stock options for any calendar year beginning after January 1, 1987 may not become exercisable at a rate faster than $100,000 per year based on the stock's value measured as of the grant date.

         Unless otherwise provided by the Board of Directors, all options granted under the Option Plan are exercisable in five equal annual
installments, commencing  one year after the date the option is granted.   An
option may not have a term exceeding ten (10) years; provided any option granted to a Ten Percent Owner Employee may not have a term exceeding five (5) years.

         In the event an employee's employment with the Bank is terminated for any reason other than death, disability or cause, the employee's option will remain exercisable (to the extent exercisable at the time of such termination) for a period of thirty (30) days from the date of such
termination.   In the  event the employee's  employment is  terminated for cause, the option will immediately expire upon notice of such termination. In the event the employee's employment is terminated by the employee's death or disability, the option will remain exercisable (to the extent exercisable immediately prior to such death or disability) for a period of one year from the date of such termination.

         Options granted are subject to the "sequential exercise rule" which means that these options must be exercised in the sequences in which they are granted, and that an employee must completely exercise a prior option before exercising a subsequent option. Compliance with the sequential exercise rule is not required for federal or California income tax purposes for options granted after January 1, 1987. However, the management of the Bank has determined that compliance with the sequential exercise rule is in the best interests of the Bank and will be required as a condition to the exercise of an option.

         In the event of a merger or consolidation in which the Bank is not the surviving corporation or the sale of substantially all of the Bank's assets, all outstanding options under the Option Plan become immediately exercisable.

         The Option Plan provides for adjustment in the number of shares of Common Stock authorized under the Option Plan or granted to an optionee to protect against dilution in the event of certain changes in the Bank's capitalization, including stock splits and stock dividends.

         The Board of Directors, at any time without the approval of the shareholders, may amend or terminate the Option Plan and may vary the terms of options to be granted in the future, except that the Board may not increase the maximum number of shares for which options may be granted in the aggregate or individually under the Option Plan, change the formula setting the minimum price at which options may be granted or exercised, or amend the requirements as to the class of employees or officers eligible to receive options without the approval of the Bank's shareholders.

         3.      Federal Income  Tax Information.   The following  summary is
intended only as a general guide as to the federal income tax consequences under current law respecting participation in the Option Plan, and does not attempt to describe all possible federal or potential state and local or
other tax consequences  of such participation.   Furthermore, the tax
consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. For example, special tax rules apply to affiliates of the Bank.

         Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an Option.

                 a. Incentive Stock Options. Options designated as incentive stock options are intended to fall within the requirements of the provisions of section 422A of the Internal Revenue Code of 1986, as amended. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

         For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain.
(Under present law, however, capital gains are taxed at the same rate as ordinary income.) If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Bank will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of
that amount will be a capital gain.   If a loss is recognized, there  will be
no ordinary income, and  such loss will be a capital loss.   A capital gain or
loss will be long-term if the optionee's holding period is more than twelve months. Any ordinary income recognized by the optionee upon the disposition of stock should be deductible by the Bank for federal income tax purposes.

         The difference between the exercise price and the fair market value of the shares on the determination date of an incentive stock option (which is generally the date of exercise) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax in years beginning on or after January 1, 1987.

                 b. Nonqualified Stock Options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value on the determination date (which is generally the date of exercise). If the Optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months from the date of recognition of income. No tax deduction is available to the Bank with respect to the grant of the option or the sale of the stock acquired pursuant to such grant. The Bank should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

Options to Management

         The table on the following page sets forth certain information as to each of the current Executive Officers of the Bank, as to all current Directors and Executive Officers as a group and as to all other current (non-executive) officers of the Bank with regard to (i) options granted under the Option Plan since its adoption and (ii) shares held subject to unexercised options as of March 18, 1992.

                                                       Number of          Average
                                                       Shares of          Option
                                                       Common             Price Per
                                                       Stock              Share
                                                       ---------          ---------
GRANTED:
Carl J. Schmitt                                         48,026              $10.7442
Gayle A. Anderson                                       17,500              $16.8571
David R. Hood                                           14,000              $18.8393
Hall Palmer                                             14,500              $19.2328
Suzanne M. Powers                                       14,000              $16.7419

All Current Directors and
  Executive Officers
  as a Group
  (14 persons)(1)                                      108,026              $14.7003

Other (non-executive)
  Officers
  (23 persons)                                         107,250              $20.7174

UNEXERCISED:

Carl J. Schmitt                                         21,750              $16.5144
Gayle A. Anderson                                       10,000              $23.2875
David R. Hood                                           10,000              $22.5500
Hall Palmer                                             14,500              $19.2328
Suzanne M. Powers                                        7,000              $23.9643

All Current Directors and
  Executive Officers
  as a Group
  (14 persons)(1)                                       63,250              $19.9872

Other (non-executive)                                   89,750              $22.9496
  Officers
  (23 persons)


- ----------
(1) The current Directors of the Bank are the ten nominees described herein. The Executive Officers of the Bank are Carl J. Schmitt, Gayle A. Anderson, David R. Hood, Hall Palmer and Suzanne M. Powers. Suzanne M. Powers was named an Executive Officer in January, 1992.

         During 1991, Carl J.  Schmitt was granted an  option to purchase
3,750 shares at a  price of $25.25 per  share.  In  addition, Gayle A.
Anderson and Hall Palmer were each granted an option to purchase 2,500 shares at a price of $25.25 per share. David R. Hood and Suzanne M. Powers were each granted an option to purchase 1,000 shares at a price of $25.25 per
share.   David R. Hood  was also granted  an option to purchase 4,000 shares at a price of $27.25  per share.  Additionally, in 1991, Carl J. Schmitt exercised
an option to purchase 3,000 shares for an  aggregate price of $19,687.50.   The
fair market price of the Common Stock on the date of exercise was $25.50 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $56,812.50. Also in 1991, Gayle A. Anderson exercised an option to purchase 1,800 shares for an aggregate purchase price of $20,250. The fair market price of the Common Stock on the date of exercise was $25.50 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $25,650. Also in 1991,

David R. Hood exercised an option to purchase 1,200 shares for an aggregate purchase price of $9,450.00. The fair market price of the Common Stock on the date of exercise was $25.50 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise by $21,150.00. Also in 1991, Suzanne M. Powers exercised an option to purchase 1,600 shares for an aggregate purchase price of $18,400. The fair market price of the Common Stock on the date of exercise was $29 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $28,000.00.

         In January, 1992, Carl J. Schmitt exercised an option to purchase
2,426 shares for an aggregate purchase price of $15,920.63.   The fair market
value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of
exercise exceeded  the aggregate exercise  price by $44,122.87.   Also in 1992,
Gayle A. Anderson exercised an option to purchase 700 shares for an aggregate purchase price of $7,875.00. The fair market value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $9,450.00. Also in 1992, David R. Hood exercised an option to purchase 2,000 shares for an aggregate purchase price of
$22,500.00.   The fair market value of  the Common Stock on the date of
exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $27,000.00. Also in 1992, Suzanne M. Powers exercised an option to
purchase  400 shares for an aggregate  purchase  price of  $4,500.00.   The
fair market value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $5,400.00. Additionally, in 1992, Suzanne M. Powers was granted an option to purchase 3,000 shares at a price of $24.75 per share.

         The NASDAQ National Market quotations for the Bank's Common Stock as of March 18, 1992 were $23.50 bid and $26 asked per share.


                                PROPOSAL NO. 3 -
                APPROVAL OF OUTSIDE DIRECTORS STOCK OPTION PLAN


         The Board of Directors and management of the Bank are proposing that the shareholders approve The University National Bank & Trust Company Outside Directors Stock Option Plan (the "Directors Plan"), which was adopted by the Board of Directors on January 23, 1992, subject to shareholder approval at this annual meeting.

         The adoption of the Directors Plan must be approved by the affirmative vote of a majority of the outstanding shares of the Bank's
Common Stock.   The Board of Directors and the  management of the Bank believe that the Directors Plan is important with respect to attracting and retaining qualified directors essential to the success of the Bank. Therefore, the Board of Directors and management of the Bank recommend a vote "FOR" this proposal.

Description of the Directors Plan

         1. General Background. The Board of Directors of the Bank adopted the Directors Plan on January 23, 1992, subject to shareholder approval at the annual meeting. The Directors Plan provides for the granting of "nonqualified stock options" (that is, options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended) to directors of the Bank who are not employees of the Bank. A total of 20,000 shares of Common Stock are reserved for issuance under the Directors Plan.

         As of the date of this Proxy Statement, there are nine non-employee directors who are eligible to participate in the Directors Plan. As of March 18, 1992, outstanding and unexercised options to purchase 9,000 shares were held by nine directors, subject to shareholder approval, with exercise prices of $24.75 per share.

         2. Summary of Provisions. The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any shareholder upon request.

         The Directors Plan is administered by the Board of Directors or a duly appointed committee of the Board of Directors. Options granted under the Directors Plan are nonqualified stock options. Only directors of the Bank who are not employees of the Bank or its affiliates (the "Outside Directors") are eligible to participate in the Directors Plan.

         Upon the initial adoption of the Directors Plan, each Outside Director then holding office was automatically granted an option to purchase 1,000 shares of Common Stock subject to approval of the Directors Plan by the Bank's shareholders at this annual meeting. Provided the Director Plan is so approved, each person who becomes an Outside Director in the future will be automatically granted an option to purchase 1,000 shares of Common Stock on
the date  such Outside Director commences  service on  the Board.   Options
granted under the Directors Plan generally are exercisable for a period of six years. Options become exercisable in five equal annual installments, commencing one year after the date of grant.

         The exercise price of any option granted under the Directors Plan will be the fair market value of the Common Stock of the Bank on the date of grant, as determined pursuant to the Directors Plan.

         The aggregate number of shares of Common Stock reserved for issuance pursuant to the exercise of options is 20,000 shares (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or like changes in the capital structure of the Bank). All options must be granted, if at all, within 10 years from January 23, 1992, the date the Directors Plan was adopted by the Board of Directors. Shares subject to an option granted under the Directors Plan may be purchased for cash or by check.

         If an optionee ceases to be a director of the Bank for any reason, except death or disability or for "cause", the optionee may exercise his or her option (to the extent unexercised and exercisable on the date the optionee ceased to be a director) within 30 days after the date of termination of service as a director, but in any event not later than the expiration of the option term. If an optionee ceases to be a director of the Bank due to death or disability, the optionee (or his or her legal representative) may exercise his or her option (to the extent unexercised and exercisable on the date the optionee ceased to be a director) within 12 months after the date of termination of service as a director, but in any event not later than the expiration of the option term. If an optionee ceases to be a director of the Bank for "cause" (as defined in the Directors Plan), the optionee will not be permitted to exercise his or her option following termination of service as a director. The period for exercise of an option upon termination of service as a director will be extended under certain circumstances if exercise of the option would be a violation of applicable federal or state securities laws, or if exercise would subject the optionee to suit under
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         During the lifetime of the optionee, an option may be exercised only by the optionee. An option may not be assigned or transferred except by will or by the laws of descent and distribution.

         Generally, in the event of the sale, dissolution, or liquidation of the Bank, or a merger or consolidation in which the Bank is not the surviving or resulting corporation, all outstanding options will become fully exercisable and fully vested as of a date immediately prior to the consummation of such corporate transaction.

         The Board of Directors may terminate or amend the Directors Plan at any time; provided, however, that shareholder approval will be required for any increase in the total number of shares covered by the Directors Plan or any expansion in the class of persons eligible to receive options.

         3. Federal Income Tax Information. The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Directors Plan, and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

         Nonqualified stock options have no special tax status.   An optionee
recognizes no taxable income as the result of the grant of such an option. Generally, upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the date of exercise.

         Since  the optionees, as  directors of the  Bank, are subject  to
Section 16 of the Exchange Act, an optionee will recognize ordinary income on the date the sale of the option shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act (generally, six months after the date of exercise). The amount of ordinary income recognized will be equal to the difference between the option exercise price and the fair market value of the shares on the date six months after the date of exercise. The optionee may elect, however, pursuant to section 83(b) of the Code, to have his or her taxable income determined on the exercise date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised.

         Upon the sale of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date of recognition of income, will be taxed as capital gain or loss, A capital gain or loss will be long-term if the optionee's holding period is more than 12 months from the date of recognition of income.

         No tax deduction is available to the Bank with respect to the grant of a nonqualified stock option or the sale of the shares acquired by the
exercise of  such an option.   The  Bank should be entitled  to a deduction
equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed KPMG Peat Marwick as independent public accountants for the Bank's fiscal year ending December 31, 1992. The appointment was made upon the recommendation of the Audit Committee.

         KPMG Peat Marwick has served as the Bank's independent public accountants since May 1989. Audit services provided to the Bank by KPMG Peat Marwick for 1991 consisted of the examination of the financial statements of the Bank for the year ended December 31, 1991.

         Each professional service provided by KPMG Peat Marwick either was approved in advance or was subsequently approved, and the possible effect on the auditors' independence was considered, by the Audit Committee.

         A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1992 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 1992 Annual Meeting of Shareholders of the Bank must be received by the Bank no later than November 29, 1992 which is 120 days prior to the first anniversary of the date on which this Proxy Statement was first sent or given to shareholders. Only one proposal from any one shareholder may be submitted in any one year.

                                 ANNUAL REPORT

         The Annual Report of the Bank containing audited financial statements for the fiscal year ended December 31, 1991, accompanies this Proxy Statement.

         THE BANK HEREBY UNDERTAKES TO DELIVER, AT NO CHARGE, TO EACH SHAREHOLDER OF THE BANK, UPON WRITTEN REQUEST, A COPY OF THE BANK'S ANNUAL REPORT ON FORM F-2, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. ALL REQUESTS FOR SUCH ANNUAL REPORT ON FORM F-2 SHOULD BE SENT TO GAYLE A. ANDERSON, SECRETARY, AT THE BANK, 250 LYTTON AVENUE, PALO ALTO, CALIFORNIA 94301.
                                 OTHER MATTERS

         The Board of Directors knows of no other matters which will be brought before the meeting but if such matters are properly presented to the meeting, proxies solicited hereby will be voted in accordance with the
judgment  of the  persons  holding such  proxies.   All shares represented by
duly executed proxies will be voted at the meeting.

Palo Alto, California
March 30, 1992
                                  UNIVERSITY NATIONAL BANK & TRUST COMPANY, a national banking association, is a member of the Federal Deposit Insurance Corporation and the Federal Reserve System.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY
 SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS,
                                 MAY 7, 1992

   The undersigned holder of common stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of University National Bank & Trust Company and the accompanying Proxy Statement dated March 30, 1992, and revoking any Proxy heretofore given, hereby constitutes and appoints Linda R. Meier, George G.C. Parker and Leonard Ware (no officer or employee of the Bank may serve as Proxy) and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of University National Bank & Trust Company, a national banking association, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of the Shareholders of University National Bank & Trust Company, to be held at the Bank, 250 Lytton Avenue, Palo Alto, California, on Thursday, May 7, 1992, at 4:30 p.m. or at any adjournments thereof, upon the following items as set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. All properly executed proxies will be voted as indicated.
   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING
ITEMS:
1. To elect as Directors the nominees set forth below.
   __ FOR all nominees listed below (except as marked to the contrary below).
   __ WITHHOLD AUTHORITY to vote for all nominees listed below.
   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:
L. Aufmuth, T. Brown, L. Meier, B. Morgenthaler, J. Nute, G. Parker, W. Preston, L. Quist, C. Schmitt, L. Ware
2. To amend the Bank's Stock Option Plan to provide for the granting of options thereunder until January 23, 2002 and to increase the number of shares reserved thereunder from 280,320 shares to 330,320 shares.
   __ FOR          __ AGAINST             __ABSTAIN
3. To approve the adoption of the Bank's Outside Directors Stock Option Plan.
   __ FOR          __ AGAINST             __ABSTAIN
4. To transact such other business as may properly come before the meeting.




THIS PROXY IS SOLICITED BY, AND ON BEHALF OF THE BOARD OF DIRECTORS, AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.
SHAREHOLDERS

                                                  ____________________________
                                                  ____________________________
                                                  Date: ______________________

                                                  Please date and sign exactly
                                                  as your name(s) appear. When
                                                  signing as attorney, executor,
                                                  administrator, trustee, or
                                                  guardian, please give full
                                                  title.  If more than one
                                                  trustee, all should sign.
                                                  All joint owners should sign.
                                                  WHETHER OR NOT YOU PLAN TO
                                                  ATTEND THIS MEETING, PLEASE
                                                  SIGN AND RETURN THIS PROXY AS
                                                  PROMPTLY AS POSSIBLE IN THE
                                                  ENCLOSED POST-PAID ENVELOPE.
                                                  I/we do __ or do not __
                                                  expect to attend this
                                                  meeting.
                                                  THIS PROXY IS SOLICITED BY,
                                                  AND ON BEHALF OF, THE BOARD
                                                  OF DIRECTORS AND MAY BE
                                                  REVOKED PRIOR TO ITS EXERCISE.